Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 28,641,571.70		$ 3,955.40
	Total Transaction Valuation:	$ 28,641,571.70
	Total Fees Due for Filing:			$ 3,955.40
	Total Fees Previously Paid:			$ 3,955.40
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The Transaction Valuation was calculated as the aggregate maximum purchase price for shares of limited liability company interests. The fee of $3,955.40 was paid by Adams Street Private Equity Navigator Fund LLC in connection with filing its Schedule TO-I on May 15, 2026 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. The fee was calculated at 0.01381% of the Transaction Valuation, the filing fee rate in effect as of the date of the filing of the Schedule TO.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources